Exhibit 99.1

CONTACTS:

Karen Denning	Mike Steele
Media Relations	Investor Relations
630-864-6050	561-438-3657
Karen.Denning@officedepot.com	Michael.Steele@officedepot.com

OFFICE DEPOT, INC. NAMES MARK COSBY

PRESIDENT, NORTH AMERICA

Boca Raton, Fla., July 21, 2014 – Office Depot, Inc. (NYSE: ODP), a leading global provider of office products, services and solutions formed by the merger of Office Depot and OfficeMax, today announced the appointment of Mark Cosby as president, North America. Cosby will be a member of Office Depot’s Executive Committee and Leadership Team and report to Roland Smith, chairman and CEO of Office Depot, Inc. Cosby’s role includes oversight of the company’s retail, contract sales, e-commerce, merchandising, marketing, real estate and supply chain functions in North America.

“I am very pleased to welcome Mark Cosby to our team,” said Smith. “Mark brings three decades of significant leadership experience at large and complex retail operations, including serving as president of three leading retail chains. I believe Mark’s leadership style, skills and experience will enable him to quickly make a positive impact on our business.”

Cosby joins Office Depot, Inc. following a successful 30 year career at a number of leading retail chains. Most recently, he was president, pharmacy at CVS Caremark Corporation, where he was responsible for all aspects of the $65 billion retail business, including 7,600 retail stores, 19 distribution centers, retail merchandising, supply chain, marketing, real estate and store pharmacy operations. During Cosby’s time with CVS, retail revenue grew 10 percent, retail profits increased by 27 percent and share price more than doubled. Prior to CVS, Cosby spent five years at Macy’s, Inc., where he served in a number of executive roles, including president, Stores. Previously, Cosby served as president, Full-line Stores at Sears, Roebuck & Company and chief operating officer and chief development officer at YUM! Brands, Inc.

“I am excited to join Office Depot as the newly-merged company is defining its path for the future,” said Cosby. “I look forward to partnering with my new team to continue the excellent progress on the integration and transforming our business to drive shareholder value.”

Cosby, 55, earned both a Bachelor of Business Administration and a Master of Business Administration from the University of Wisconsin.

About Office Depot, Inc.

Formed by the merger of Office Depot and OfficeMax, Office Depot, Inc. is a leading global provider of products, services, and solutions for every workplace – whether your workplace is an office, home, school, or car.

Office Depot, Inc. is a resource and a catalyst to help customers work better. We are a single source for everything customers need to be more productive, including the latest technology, core office supplies, print and document services, business services, facilities products, furniture, and school essentials.

The company has combined pro forma annual sales of approximately $17 billion, employs more than 60,000 associates, and serves consumers and businesses in 58 countries with more than 2,000 retail stores, award-winning e-commerce sites and a dedicated business-to-business sales organization – all delivered through a global network of wholly owned operations, joint ventures, franchisees, licensees and alliance partners. The company’s portfolio of leading brands includes Office Depot, OfficeMax, OfficeMax Grand & Toy, Viking, Ativa, TUL, Foray, and DiVOGA.

Office Depot, Inc.’s common stock is listed on the New York Stock Exchange under the symbol ODP. Additional press information can be found at: http://news.officedepot.com.

Additional information about the recently completed merger of Office Depot and OfficeMax can be found at http://officedepotmaxmerger.com.